Exhibit 99.1

News Release
NASDAQ-GM — “TEAM”
FOR IMMEDIATE RELEASE, Thursday, October 30, 2008
TechTeam Global Reports Third Quarter 2008 Financial Results
Company achieves 8.5% revenue growth over 2007 and record level of operating income
SOUTHFIELD, MICHIGAN, October 30, 2008...TechTeam Global, Inc. (the “Company”) (NASDAQ: TEAM), a worldwide provider of information technology, enterprise support and business process outsourcing services, today reported net income of $1.9 million, or $0.18 per diluted share, for the third quarter ended September 30, 2008, which includes a foreign currency transaction loss impacting earnings per share by $0.03 per diluted share. This compares to net income of $2.1 million, or $0.20 per diluted share, for the same period in 2007. The 2008 third quarter earnings of $0.18 per diluted share is also a 50% improvement versus pre-restructuring earnings of $0.12 per diluted share in the second quarter of 2008. See the table following the financial statements in this press release for a reconciliation of second quarter earnings.
Third quarter highlights include:
•	Total revenue increased 8.5% over the third quarter of last year to $64.2 million.

•	Revenue from the Company’s commercial business increased 10.9% over the third quarter of last year to $42.2 million and revenue from the Company’s government business increased 4.1% to $22.0 million.

•	Revenue in the Company’s core commercial IT Outsourcing business grew 17.5% over the third quarter last year.

•	Operating income reached $3.8 million, a new Company record.

•	Major new contracts were signed, including a significant win in the Company’s commercial IT Outsourcing business against a top-tier incumbent and multiple new customer wins in the government business.
Recent business developments include:
•	A new Chief Financial Officer was appointed along with other key leaders who bring deep functional expertise to the Company.

•	A share repurchase program was announced.

•	The Company’s strategic plan was completed and will be presented to the investment community on November 6, 2008.
“TechTeam delivered on many of its stated objectives in the third quarter but most notably a solid quarter of execution against our commitment to improve the Company’s operating performance,” said Gary J. Cotshott, President and Chief Executive Officer. “We achieved record operating income for the quarter, a substantial sequential improvement that is in line with the expected trajectory outlined in the restructuring plan. We also reported year-over-year growth in revenues despite a general economic slowdown, disruptions in credit markets and foreign exchange headwinds. TechTeam’s services continue to be in
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demand as an efficient and variable cost alternative to in-house capabilities. Additionally, we completed the leadership transformation of the Company, bringing aboard key executives, including a seasoned Chief Financial Officer in Margo Loebl.”
“We had a number of significant wins and contract expansions in the quarter,” continued Mr. Cotshott. “We also made good progress on the Company’s largest single contract with a major global automotive company, which is scheduled to end on November 30, 2008. Over several months, we have been negotiating changes in the delivery model and pricing for the renewal of this contract. We have reached directional agreement in these areas and the parties are formalizing a multi-year contract renewal, which is expected to be executed by November 30, 2008. As a result of workforce adjustments and the changes to the service delivery model, we anticipate somewhat lower revenues under the renewed contract. However, we have ample opportunity to expand the scope of work in this customer’s global operations. Importantly, at this time, we do not anticipate a material change in the Company’s gross profit margin as a result of the renewal.”
Mr. Cotshott added, “Despite a difficult economic environment and the continued impact of foreign currency fluctuations, TechTeam is well positioned to achieve revenue growth of approximately 15% and improved SG&A leverage for the full year of 2008. Additionally, we expect that the Company’s operating margin will continue on a positive trajectory to a level around 7% exiting 2008.”
Discussion of Third Quarter 2008 Results
Total Company revenue increased 8.5% to $64.2 million for the third quarter of 2008, from $59.2 million for the same period in 2007. The year-over-year growth in revenue was driven by a mix of 10.9% growth in the commercial business and 4.1% growth in the government business.
•	On a service line basis, revenue in IT Outsourcing Services grew 17.5%. Growth in total revenue was partially offset by a decline in IT Consulting and System Integration services due in part to certain project delays in both the Commercial and Government businesses.

•	Total commercial revenues in the Americas increased to $17.3 million, or by 0.4%, for the third quarter of 2008 over the same period in 2007. Revenue growth in the Americas occurred in both IT Outsourcing and IT Consulting and Systems Integration services.

•	Revenue from Europe increased 19.6% to $24.9 million over the same period. Revenue growth in Europe was driven by IT Outsourcing and Other Services.
Gross profit increased 3.3% to $16.2 million for the third quarter of 2008, from $15.6 million for the same period in 2007. The Company’s gross margin (gross profit as a percent of revenue) of 25.2% in the third quarter of 2008 declined from 26.4% over the same period last year, but was flat sequentially from the second quarter of 2008.
•	Gross margin for the Company’s commercial business was 24.1% in the third quarter of 2008, versus 25.5% in the third quarter of 2007, but it increased sequentially from 23.4% in the second quarter of 2008.

•	Gross margin for the commercial business in the Americas increased to 26.2% during the third quarter of 2008, from 26.0% in the same period in 2007 and increased sequentially from 25.6% in the second quarter of 2008.

•	Gross margin in Europe decreased to 22.7% from 25.1% in the same period last year, but the Company’s gross margin in Europe increased sequentially from 21.9% in the second quarter of
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2008. European margins continue to be impacted by excess capacity, which we expect to be largely resolved early next year.

•	Gross margin in the Company’s government business in the third quarter of 2008 was 27.2%, a decline from 28.1% for the same period in 2007, and a sequential decline from 29.1% in the second quarter of 2008 due to the timing and mix of project-based work.
Selling, general, and administrative (“SG&A”) expense was 19.3% of revenue for the third quarter 2008, a decline from 20.1% for the same period of 2007, and from 20.8% of revenue in the second quarter of 2008. The lower SG&A as a percentage of revenue was largely due to the completion of the restructuring and effective cost management.
Operating income increased to $3.8 million in the third quarter of 2008, a record level of operating income for the Company, from $3.7 million in the same period last year.
Net income was $1.9 million for the third quarter of 2008, or 3.0% of revenue, which included a $277,000 foreign currency transaction loss impacting earnings per share by $.03 per diluted share. This compares to $2.1 million, or 3.5% of revenue, for the third quarter of 2007.
With respect to the balance sheet, total current assets were $77.3 million as of September 30, 2008, down from $94.3 million as of December 31, 2007. The decrease relates largely to a $13.2 million decline in accounts receivable, which was driven by improvements in days sales outstanding and the winding down of a subcontracting arrangement in the Company’s government business. Current liabilities were $34.5 million as of September 30, 2008, down from $51.2 million as of December 31, 2007. The reduction in current liabilities was driven by a decrease in accounts payable resulting from the winding down of the contract mentioned above. These subcontract payment terms increased accounts receivable and accounts payable by approximately the same amount as of December 31, 2007. As of September 30, 2008, the Company had 10,849,023 common shares issued and outstanding as compared to 10,693,488 common shares issued and outstanding at December 31, 2007.
With respect to the statements of cash flows, net cash from operations for the nine months ended September 30, 2008 was $3.8 million versus $1.1 million in the same period in 2007 due primarily to improvements in working capital partially offset by lower net income. Net cash used in investing activities was $8.1 million and $49.4 million for the nine months ended September 30, 2008 and 2007, respectively. Net cash used in investing activities during the first nine months of 2007 was driven by the acquisitions of SQM, NewVectors and RL Phillips, while net cash used in investing activities in the first nine months of 2008 was related to the Onvaio acquisition. Capital expenditures were comparable at $2.1 million and $2.4 million, respectively, for the nine months ended September 30, 2008 and 2007. Net cash provided by financing activities for the nine months ended September 30, 2008 was $1.1 million compared to $32.8 million for the nine months ended September 30, 2007. The net cash provided by financing activities in the first nine months of 2007 was used primarily to fund the acquisition of NewVectors.
For the third quarter of 2008, earnings before interest, taxes, depreciation and amortization expense (“EBITDA”) was $5.6 million, or 8.7% of revenue, compared with EBITDA of $5.7 million, or 9.6% of revenue, for the same period in 2007. EBITDA for the third quarter of 2008 included a foreign currency transaction loss of $0.3 million. See the table following the financial statements in this press release for a reconciliation of operating income to EBITDA, excluding the restructuring charges.
The Company believes EBITDA is an important “non-GAAP” measure of the Company’s financial performance. EBITDA presents information on earnings that may be more comparable to companies with different finance structures, capital investments or capitalization and depreciation policies. The most closely related GAAP measure is operating income. Some financial analysts also use EBITDA to assist in the determination of a company’s possible market valuation. See the table following the financial
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statements in this press release for a reconciliation of operating income to EBITDA excluding the restructuring charges.
27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

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Conference Call Information
TechTeam Global, Inc. will also host an investor teleconference to discuss its third quarter 2008 financial results at 4:30 p.m. EDT, today, Thursday, October 30, 2008. To participate in the teleconference, including the question and answer session that will follow the results announcement and discussion, please call 1-866-383-7998. Outside the United States, call +1-617-597-5329. When prompted, enter the passcode: 72908857. To access a simultaneous Web cast of the teleconference, go to the TechTeam Global Web site at http://www.techteam.com/investors and click on the Web cast icon. From this site, you can download the necessary software and listen to the teleconference. TechTeam encourages you to review the site before the teleconference to ensure that your computer is configured properly.
A taped replay of the call will be available beginning at approximately 6:30 p.m. EDT, Thursday, October 30, 2008. This toll-free replay will be available through Thursday, November 13, 2008. To listen to the teleconference replay, call 1-888-286-8010. Outside the United States, call +1-617-801-6888. When prompted, enter the passcode: 21536929.
About TechTeam Global, Inc.
TechTeam Global, Inc. is a worldwide provider of information technology, enterprise support and business process outsourcing services to Fortune 1000 corporations, multinational companies, product providers, small and medium-sized companies, and government entities. TechTeam’s ability to integrate computer services into a flexible, ITIL-based solution is a key element of its strategy. Partnerships with some of the world’s “best-in-class” corporations provide TechTeam with unique expertise and experience in providing information technology support solutions. For information about TechTeam Global, Inc. and its services, call 800-522-4451 from the United States or visit our Web sites at www.techteam.com and www.techteam.eu. TechTeam’s common stock is traded on the NASDAQ Global Market under the symbol “TEAM.”
Safe Harbor Statement
The statements contained in this press release that are not purely historical, including statements regarding the Company’s expectations, hopes, beliefs, intentions or strategies regarding the future, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding, among other things, the growth of the Company’s core business, revenue and earnings performance going forward, management of overhead expenses, productivity and operating expenses. Forward-looking statements may be identified by words including, but not limited to, “anticipates,” “believes,” “intends,” “estimates,” “promises,” “expects,” “should,” “conditioned upon” and similar expressions. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, the award or loss of significant client assignments, timing of contracts, recruiting and new business solicitation efforts, the Company’s ability to recruit and retain highly-qualified executives, the market’s acceptance of and demand for the Company’s offerings, competition, unforeseen expenses, the costs and risks associated with executing an offshore strategy, demands upon and consumption of the Company’s cash and cash equivalent resources or changes in the Company’s access to working capital, currency fluctuations, changes in the quantity of the Company’s common stock outstanding, regulatory changes and other factors affecting the financial constraints on the Company’s clients, economic factors specific to the U.S. Federal Government and automotive industry, general economic conditions, unforeseen disruptions in transportation, communications or other infrastructure components, unforeseen or unplanned delays in the Company’s ability to consummate acquisitions, and the Company’s ability to successfully integrate acquisitions on a timely basis. Moreover, there is no guarantee that we will be able to conclude the renewal of the contract under the timeline and
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terms outlined in the release, or that the renewed contract will generate the anticipated revenue decline and/or gross margin performance. All forward-looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statement. Prospective investors should also review all aspects of the Company’s Reports on Forms 8-K, 10-Q, and 10-K filed with the United States Securities and Exchange Commission, including Management’s Discussion and Analysis of Financial Condition and Results of Operations, and the risks described therein from time to time.
Financial Tables to Follow on the Next Page
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Financial Data
TechTeam Global, Inc.
Condensed Consolidated Income Statements (unaudited)
(In thousands, except per share data)

	Third Quarter Ended September 30,			Nine Months Ended September 30,
			%			%
	2008	2007	Change	2008	2007	Change
Revenue
Commercial —
IT Outsourcing Services	$30,452	$25,918	17.5%	$91,154	$75,271	21.1%
IT Consulting and Systems Integration	6,338	6,746	(6.0)%	21,283	20,580	3.4%
Other Services	5,406	5,369	0.7%	19,358	14,239	36.0%

Total Commercial	42,196	38,033	10.9%	131,795	110,090	19.7%
Government Technology Services	21,988	21,118	4.1%	66,230	47,798	38.6%

Total Revenue	64,184	59,151	8.5%	198,025	157,888	25.4%

Cost of Revenue
Commercial —
IT Outsourcing Services	22,834	19,111	19.5%	68,477	56,007	22.3%
IT Consulting and Systems Integration	4,988	5,211	(4.3)%	16,702	15,869	5.2%
Other Services	4,189	3,998	4.8%	14,911	10,581	40.9%

Total Commercial	32,011	28,320	13.0%	100,090	82,457	21.4%
Government Technology Services	16,014	15,189	5.4%	48,247	34,604	39.4%

Total Cost of Revenue	48,025	43,509	10.4%	148,337	117,061	26.7%

Gross Profit	16,159	15,642	3.3%	49,688	40,827	21.7%
Selling, general and administrative expense	12,373	11,916	3.8%	39,839	33,739	18.1%
Restructuring charge	—	—		3,884	—

Operating Income	3,786	3,726	1.6%	5,965	7,088	(15.8)%
Net interest expense	(425)	(413)		(1,291)	(183)
Foreign currency transaction loss	(277)	(20)		(46)	(18)

Income before Income Taxes	3,084	3,293		4,628	6,887
Income tax provision	1,175	1,218		2,866	2,396

Net Income	$1,909	$2,075		$1,762	$4,491

Diluted Earnings per Common Share	$0.18	$0.20		$0.17	$0.43

Diluted weighted average common shares and common share equivalents	10,592	10,519		10,540	10,518

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Condensed Consolidated Balance Sheet (unaudited)
(In thousands)

	September 30,	December 31,
	2008	2007
Current Assets
Cash and cash equivalents	$15,871	$19,431
Accounts receivable, net	56,443	69,627
Prepaid expenses and other current assets	4,986	5,290

Total current assets	77,300	94,348
Property, Equipment and Software, Net	9,529	10,562
Goodwill and Other Intangible Assets, Net	79,287	76,686
Other Assets	651	573

Total Assets	$166,767	$182,169

Current Liabilities
Current portion of long-term debt	$8,083	$5,850
Accounts payable	6,339	20,952
Accrued payroll and related taxes	12,792	14,237
Accrued expenses and other current liabilities	7,304	10,136

Total current liabilities	34,518	51,175

Long-Term Liabilities
Long-term debt, less current portion	29,762	31,167
Other long-term liabilities	2,612	2,796

Total long-term liabilities	32,374	33,963

Shareholders’ Equity
Preferred stock	—	—
Common stock	108	107
Additional paid-in capital	77,371	75,364
Retained earnings	20,153	18,391
Accumulated other comprehensive income	2,243	3,169

Total shareholders’ equity	99,875	97,031

Total Liabilities and Shareholders’ Equity	$166,767	$182,169

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Condensed Consolidated Statements of Cash Flows (unaudited)
(In thousands)

	Nine Months Ended September 30,
	2008	2007
Operating Activities
Net income	$1,762	$4,491
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,813	4,974
Other adjustments, primarily changes in working capital	(3,755)	(8,369)
Net operating cash flow from discontinued operations	—	(3)

Net cash provided by operating activities	3,820	1,093

Investing Activities
Purchase of property, equipment and software	(2,101)	(2,417)
Cash paid for acquisitions, net of cash acquired	(5,958)	(46,946)

Net cash used in investing activities	(8,059)	(49,363)

Financing Activities
Proceeds from issuance of long-term debt	5,000	36,500
Proceeds from issuance of common stock	351	787
Tax (expense) benefit from stock options	(5)	102
Payments on long-term debt	(4,227)	(4,559)

Net cash provided by financing activities	1,119	32,830

Effect of exchange rate changes on cash and cash equivalents	(440)	412

Decrease in cash and cash equivalents	(3,560)	(15,028)
Cash and cash equivalents at beginning of period	19,431	30,082

Cash and cash equivalents at end of period	$15,871	$15,054

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Reconciliation of Operating Income to Earnings Before Interest, Taxes, Depreciation
and Amortization (“EBITDA”) Excluding Restructuring Charges
(In thousands)

	Third Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Reconciliation of Operating Income to EBITDA Excluding Restructuring Charges
Operating income	$3,786	$3,726	$5,965	$7,088
Depreciation and amortization	2,048	1,994	5,813	4,974
Foreign currency transaction loss	(277)	(20)	(46)	(18)
Restructuring charges	—	—	3,884	—

EBITDA Excluding Restructuring Charges	$5,557	$5,700	$15,616	$12,044

Reconciliation of Second Quarter Earnings Excluding Restructuring Charges
to Net Loss
(In thousands, except per share data)

		Earnings
	After-Tax	(Loss)
	Earnings	per Share
Reconciliation of Second Quarter Earnings Excluding Restructuring Charges to Net Loss
Second quarter earnings excluding restructuring charges	$1,307	$0.12
Restructuring charges, net of tax	(3,145)	(0.30)

Net Loss	$(1,838)	$(0.17)

Contacts:
TechTeam Global, Inc.	Boscobel Marketing Communications
Margaret M. Loebl	Jessica Klenk
Vice President, Chief Financial Officer and Treasurer	(301) 588-2900 ext. 121
(248) 357-2866	jklenk@boscobel.com
investors@techteam.com
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